As filed with the Securities and Exchange Commission on June 30, 2017

1933 Act File No. 333-196096

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-2

(Check appropriate box or boxes)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 8	☒

NexPoint Capital, Inc.

(Exact Name of Registrant as Specified in the Declaration of Trust)

300 Crescent Court, Suite 700

Dallas, Texas 75201

(Address of Principal Executive Offices)

(844) 485-9167

(Registrant’s Telephone Number, including area code)

Brian Mitts

NexPoint Capital, Inc.

300 Crescent Court, Suite 700

Dallas, Texas 75201

(Name and Address of Agent for Service)

Copies of Communications to:

Brian D. McCabe, Esq. Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199-3600	Heath D. Linsky, Esq. Lauren B. Prevost, Esq. Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, as amended, other than securities offered in connection with a dividend reinvestment plan, check the following box.  ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 8 to the Registration Statement on Form N-2 (File No. 333-196096) of NexPoint Capital, Inc. (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibit (g)(1) and Exhibit (k)(2) to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 8 consists only of the facing page, this explanatory note and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 8 shall become effective immediately upon filing with the U.S. Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C

OTHER INFORMATION

ITEM 25. FINANCIAL STATEMENTS AND EXHIBITS

2. Exhibits

(a)(1)	Certificate of Formation (1)

(a)(2)	Amended and Restated Certificate of Incorporation (4)

(b)(1)	Amended and Restated Limited Liability Company Operating Agreement (1)

(b)(2)	Amended and Restated Bylaws (4)

(c)	Not applicable

(d)	Forms of Subscription Agreement (included in the Prospectus as Appendix A, Appendix B and Appendix C)

(e)	Distribution Reinvestment Plan (4)

(f)	Not applicable

(g)(1)	Amended and Restated Investment Advisory Agreement between Registrant and NexPoint Advisors, L.P., dated June 5, 2017. (9)

(h)(1)	Dealer Manager Agreement among Registrant, NexPoint Advisors, L.P. and Highland Capital Funds Distributor, Inc. (5)

(h)(2)	Form of Participating Broker–Dealer Agreement (Included as Exhibit A to the Dealer Manager Agreement)

(i)	Not applicable

(j)	Custodian Agreement between the Registrant and State Street Bank and Trust Company dated as of August 26, 2014 (5)

(k)(1)	Form of Agency Agreement between Registrant and DST Systems, Inc. (3)

(k)(2)	Amended and Restated Administration Agreement between Registrant and NexPoint Advisors, L.P. dated June 5, 2017 (9)

(k)(3)	Sub-Administration and Accounting Agreement between NexPoint Advisors, L.P. and State Street Bank and Trust Company dated August 26, 2014 (6)

(k)(4)	Subscription Agreement between Registrant and NexPoint Advisors, L.P. dated May 19, 2014 (2)

(k)(5)	Subscription Agreement between Registrant and NexPoint Advisors, L.P., dated June 10, 2014 (2)

(k)(6)	Escrow Agreement (5)

(k)(7)	Expense Limitation Agreement (5)

(l)	Opinion and Consent of Counsel (7)

(m)	Not applicable

(n)	Independent Registered Public Accounting Firm Consents (8)

(o)	Not applicable

(p)	Not applicable

(q)	Not applicable

(r)(1)	Code of Ethics of the Registrant (8)

(r)(2)	Code of Ethics of NexPoint Advisors, L.P. (8)

(s)	Powers of Attorney (8)

(1)	Previously filed as part of the Registrant’s Registration Statement on Form N-2 (File No. 333-196096) filed on May 20, 2014 and incorporated herein by reference.
(2)	Previously filed as part of the Registrant’s Pre-Effective Amendment No. 1 to its Registration Statement on Form N-2 (File No. 333-196096) filed on July 2, 2014 and incorporated herein by reference.
(3)	Previously filed as part of the Registrant’s Pre-Effective Amendment No. 3 to its Registration Statement on Form N-2 (File No. 333-196096) filed on July 24, 2014 and incorporated herein by reference.
(4)	Previously filed as part of the Registrant’s Post-Effective Amendment No. 1 to its Registration Statement on Form N-2 (File No. 333-196096) filed on December 12, 2014 and incorporated herein by reference.
(5)	Previously filed as part of the Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on Form N-2 (File No. 333-196096) filed on March 2, 2016 and incorporated herein by reference.
(6)	Previously filed as part of the Registrant’s Registration Statement on Form N-2 (File No. 333-216277) filed on February 27, 2017 and incorporated herein by reference.
(7)	Previously filed as part of the Registrant’s Pre-Effective Amendment No. 1 to its Registration Statement on Form N-2 (File No. 333-196096) filed on April 24, 2017 and incorporated herein by reference.
(8)	Previously filed as part of the Registrant’s Post-Effective Amendment No. 7 to its Registration Statement on Form N-2 (File No. 333-196096) filed on May 12, 2017 and incorporated herein by reference.
(9)	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 8 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, in the State of Texas, on this 30th day of June 2017.

NEXPOINT CAPITAL, INC.

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 8 to the Registration Statement on Form N-2 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Dondero James Dondero	President (principal executive officer)	June 30, 2017

/s/ Brian Mitts Brian Mitts	Principal Financial Officer and Principal Accounting Officer	June 30, 2017

*/s/ Dr. Bob Froehlich Dr. Bob Froehlich	Director	June 30, 2017

*/s/ John Honis John Honis	Director	June 30, 2017

*/s/ Timothy K. Hui Timothy K. Hui	Director	June 30, 2017

*/s/ Ethan Powell Ethan Powell	Director	June 30, 2017

*/s/ Bryan A. Ward Bryan A. Ward	Director	June 30, 2017

By:	/s/ Brian Mitts
Name: Brian Mitts

Title: Attorney-in-fact*

*	Pursuant to Powers of Attorney incorporated herein by reference to the Registrant’s Pre-Effective Amendment No. 1 to its Registration Statement on Form N-2, File No. 333-216277, filed on April 24, 2017.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

(g)(1)	Amended and Restated Investment Advisory Agreement between Registrant and NexPoint Advisors, L.P.

(k)(2)	Amended and Restated Administration Agreement between Registrant and NexPoint Advisors, L.P.